UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 5, 2011

Isdera North America, Inc
(Exact name of registrant as specified in its charter)

Nevada	000-52844	11-288589
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7-F, Xinghe Building, Central Road, Shajing, Baoan District
Shenzhen, PRC 518100
 (Address of principal executive offices including postal code)

011-86-755-2721-9066
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Appointment of Certain Officers.

Resignation and Appointment of Chief Executive Officer

On August 5, 2011, our Board of Directors accepted the resignations of Mr. Jun Li as our Chief Executive Officer, and Ms. Songtao Liu as our Chief Financial Officer. Effective August 5, 2011, Mr. Liang "Andy" Chen was appointed as our new Chief Executive Officer, and Mr. Gang "Ricky" Wang was appointed as our new Chief Financial Officer. Messrs. Chen and Wang serve in their respective capacities at the discretion of our Board of Directors. Mr. Li continues to serve as a member of our Board of Directors.

Mr. Chen's Business Experience

Mr. Chen is 35 years old. Since January 2010, Mr. Chen was previously employed as the general manager of tourism investment strategy of the Opalus Finance Group. Ltd., an investment advisory and management firm located in Hong Kong. In this position, among other responsibilities, Mr. Chen structured and oversaw the firm's acquisitions and investments in the travel and tourism industry. From June 2005 to December 2009, Mr. Chen was employed as executive vice president of the Shenzhen Haiyun International Travel Service Co., Ltd., a domestic and overseas travel tour operator and hotel reservation and air ticketing company with operations in China which also serves as an authorized agent of foreign nationals in obtaining Chinese visas and for foreign currency exchange. In this position Mr. Chen was responsible for the day-to-day operations of the company and the development and operation of the company's e-commerce network. From July 2000, to June 2006, Mr. Chen was employed as the operations director of Lucky Star Group, Ltd., a large company in the Chinese civil aviation service industry providing civil aviation, business, tourism and logistic services through its more than 1,000 locations and e-commerce network in more than 160 cities throughout China. In this position Mr. Chen was responsible for the expansion of the company's branch office system, the management of its call centers for air ticketing and hotel reservations, and its e-commerce marketing.

From September 1996 to June 2000, Mr. Chen attended Lanzhou Commercial College where he earned the degree of Bachelor of Finance. Mr. Chen also attended Hong Kong Polytechnic University where he earned a Master of Business Administration during August 2010.

Mr. Wang's Business Experience

Mr. Wang is 33 years old. Since March 2009, Mr. Wang was previously employed with the Great Western Capital Management Company, a private equity firm that invests in growth companies primarily in the education, energy, information technology, and developing service sectors of the Chinese economy. Mr. Wang's position was as the director of its Financial Audit Department where he was responsible for financial modeling and financial due diligence relating to the firm's portfolio investments. From December 2005, to March 2009, Mr. Wang was employed as the Ministry of Finance Deputy Director of Finance where he was assigned to the Shenzhen Leaguer Technology Co., Ltd, a company founded by the Research Institute of Tsinghua University to commercialize technologies and seek funding in the China Growth Enterprise Market. In this position Mr. Wang was responsible for the company's financial policy formulation and implementation, in charge of the company's financial management system and internal control systems, and arranged the implementation of a comprehensive budget management system. From October 2000, to December 2005, Shenzhen BDO International (BDO) Lixin Dahua Certified Public Accountants, a member of the BDO International practice group of independent accountants, employed Mr. Wang as a Senior Audit Manager. In this position, as a certified accountant, Mr. Wang was responsible for the annual audits of Chinese public companies and companies engaged in the going public process. He also provided the firm's clients with consultation services related to internal control systems.

Mr. Wang attended Jiangsu University from September 1996, to July 2000, were he earned the degree of Bachelor of Accounting.

No Arrangements or Family Relationships

There are no arrangement or understanding between Mr. Chen, Mr. Wang and/or any other person or persons pursuant to which either Mr. Chen or Mr. Wang were selected for their respective capacities as our Chief Executive Officer and Chief Financial Officer. There are no family relationships between Mr. Chen and Mr. Wang and any of our other Directors, or any of our executive officers, or any person nominated or chosen by us to become a director or executive officer.

Transactions with Related Persons

Since the beginning of our last fiscal year, there have been no transactions, nor any currently proposed transaction, in which we were or are to be a participant, and in which Messrs. Chen and/or Wang had or will have a direct or indirect material interest, excepting however, Mr. Chen and Mr. Wang are paid, respectively, an annual salary of $80,000 and $60,000 (based upon recent exchange rates). We also expect to grant to each of Messrs. Chen and Wang, stock options under our 2011 Stock Option Plan. No arrangements respecting stock options have been adopted or finalized as to the amounts and terms thereof, as of the date of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2011	By:	/s/ Liang Chen
Liang Chen
Chief Executive Officer